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                                                                    EXHIBIT 11.1

                                 CODE OF ETHICS

                         FOR THE CHIEF EXECUTIVE OFFICER

                                       AND

                            SENIOR FINANCIAL OFFICERS

                                       OF

                        DISTRIBUCION Y SERVICIO D&S S.A.

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                                    PREAMBLE

Distribucion y Servicio D&S S.A. ("D&S") has a Code of Business and Corporate Governance Ethics applicable to all its personnel ("CBCGE"), approved by the board of directors of D&S on June 29, 2004. The text and subsequent amendments of the CBCGE were approved by the board on such date.

As used in this Code of Ethics for the Chief Executive Officer (Gerente General) and Senior Financial Officers (the "Code"), terms capitalized to signify a special meaning in accordance with practices currently prevailing in the drafting of contracts and other legal documents will have the same meaning as ascribed to them in the CBCGE.

The provisions of the CBCGE are binding on the Chief Executive Officer and all Senior Financial Officers, including the Chief Financial Officer and Controller, in connection with ethics and honesty, conflicts of interest and compliance with all applicable laws.

This Code is intended to establish certain rules in addition to those generally applicable to D&S personnel as contained in the CBCGE, applicable to the Chief Executive Officer and Senior Financial Officers.

As used in this Code, "Senior Financial Officers" shall include the Chief Financial Officer, the Controller, executives in the Accounting, Finance and Taxation departments, managers in charge of an operating division and operating division executives in charge of accounting.

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Article 1: The Chief Executive Officer and all Senior Financial Officers are
responsible for the complete, strict, truthful, fair, accurate, timely and comprehensible disclosure of information contained in the reports to be submitted by D&S to the Chilean Securities and Insurance Commission, the United States Securities and Exchange Commission and the Madrid (Spain) Stock Exchange, and any other public communication made by D&S.

            Likewise, the Chief Executive Officer and each of the Senior Financial Officers are required to report any relevant misrepresentation of fact or misstatement and any omission of a relevant fact or statement that they may be aware of in connection with information prepared by them or their subordinates that affects the disclosure of information by D&S in its public filings.

Article 2: The accounting books of D&S must be kept in accordance with applicable regulations, must be adequate, supported and classified and must not contain any false, inaccurate or misleading records.

Article 3: The Chief Executive Officer and each of the Senior Financial Officers shall be responsible for the internal financial control system. They shall report any information they have knowledge of in connection with:

      a) Material flaws in the design or operation of the disclosure mechanism and internal controls likely to negatively affect the ability of their subordinates to record, process, summarize and report financial information; or

      b) Any fraud, whether or not material, involving any personnel under their supervision having significant involvement in the internal controls of their respective areas.

            In all cases in which the Chief Executive Officer or a Senior Financial Officer is required under this Code to report any situation, data or other information which must be reported or disclosed, such report or disclosure shall be made as soon as practicable to the Audit Committee through its chairperson.

Article 4: The Chief Executive Officer and each of the Senior Financial Officers shall report any information they may have in connection with any violation of this Code, including any actual or potential conflict of interest due to personal or professional relationships of any person having significant involvement in the financial reporting or disclosure or internal financial controls of their respective areas.

Article 5: The Chief Executive Officer and each of the Senior Financial Officers shall report any information they may have in connection with evidence of serious violations of laws, regulations and rules in connection with securities or other laws applicable to D&S and the conduct of its business, whether by D&S or of any of its representatives.

Article 6: The Audit Committee shall determine the appropriate action to be taken in the case of any violations of this Code. Such action shall be reasonably designed to deter misconduct and encourage adherence to this Code, including, without limitation, disciplinary action

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including termination of employment. In determining the appropriate action to be taken in each particular case, the Audit Committee shall consider all relevant information, including whether the violation was reported in a timely manner, whether the law was broken, the nature and seriousness of the violation, whether it was an isolated incident or recurrent, whether it appears to have been intentional or inadvertent, whether the person was advised of the correct course of action prior to the violation, and whether the person committed other violations in the past, the penalties for comparable violations previously imposed on such person, and any other relevant factors.

Santiago, June 29, 2004.

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